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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): December 19, 1997



                           RENAISSANCERE HOLDINGS LTD.
               (Exact name of registrant as specified in charter)




          Bermuda                    34-0-26512                98-013-8020
(State or other jurisdiction         (Commission              (IRS Employer
     of incorporation)              File Number)           Identification No.)



Renaissance House, 8-12 East Broadway                       HM 19
      Pembroke, Bermuda                                   (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (441) 295-4513



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Item 5.  Other Events

         On December 19, 1997, RenaissanceRe Holdings Ltd. (the "Company") issued a press release announcing a definitive agreement to purchase the operating subsidiaries of Nobel Insurance Limited ("Nobel"), in exchange for $54.1 million in cash. Following the acquisition, Nobel expects to liquidate and to distribute cash proceeds to its stockholders in an amount of $14.00 per share, representing approximately $63.0 million in the aggregate, although the timing and manner of distribution has not been decided.

         In addition to the cash payment to acquire the Nobel subsidiaries, the Company has agreed to provide up to $8.9 million of limited recourse financing to Nobel to support certain of Nobel's obligations in the liquidation. In connection with the transaction, Nobel's lead casualty reinsurer, American Re-Insurance Company, and Inter-Ocean Reinsurance Company Ltd. have agreed to provide reinsurance for casualty business acquired from Nobel with respect to future and prior accident years. Consummation of the acquisition of the Nobel operating subsidiaries by the Company is subject to customary conditions including the approval by Nobel's shareholders and the receipt of regulatory and other third party approvals.



Item 7.  Financial Statements and Exhibits

         (c)  Exhibits:

                  99.1 Press Release issued by RenaissanceRe Holdings Ltd., dated December 19, 1997.

                  10.1 Stock Purchase Agreement, dated December 19, 1997, by and among RenaissanceRe Holdings Ltd. and Renaissance U.S. Holdings, Inc., and Nobel Insurance Limited and Nobel Holdings, Inc. for the purchase and sale of all the outstanding capital stock of Nobel Insurance Company, Nobel Insurance Agency, Inc., Nobel Service Corporation, Nobel Managing Agents, Inc. and IAS Claim Services, Inc., with exhibits.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            RENAISSANCERE HOLDINGS LTD.



                                            /s/ John M. Lummis
                                            Name:  John M. Lummis
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer

January 6, 1998



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                                  EXHIBIT INDEX

Exhibit

99.1                     Press Release of the Company, dated December 19, 1997.

10.1 Stock Purchase Agreement, dated December 19, 1997, by and among RenaissanceRe Holdings Ltd. and Renaissance U.S. Holdings, Inc., and Nobel Insurance Limited and Nobel Holdings, Inc. for the purchase and sale of all the outstanding capital stock of Nobel Insurance Company, Nobel Insurance Agency, Inc., Nobel Service Corporation, Nobel Managing Agents, Inc. and IAS Claim Services, Inc., with exhibits.